ADDENDUM TO JOINT VENTURE OPERATING AGREEMENT

THIS ADDENDUM to Joint Venture Operating Agreement made effective as of the 12th day of December 2012 (the “Effective Date”)

BETWEEN:

CANNABIS SCIENCE, INC., a Corporation duly incorporated pursuant to the laws of the State of Nevada and having an office at 6946 N Academy Blvd, Suite B #254, Colorado Springs, CO 80918

(“Cannabis Science”)

AND:

dupetit Natural Products GmbH, a Corporation duly incorporated pursuant to the laws of Germany and having an office at Hauptstrasse 41 D-63930, NERUNKIRCHEN-RICHELBACH

 ( “Dupetit”)

WHEREAS:

(A)                                      Cannabis Science and dupetit previously entered into a Joint Venture Operating Agreement dated July 27, 2012 (the “JV Agreement”) and attached hereto as Appendix “A”;

(B)                                      Cannabis Science wishes to assign its interests in the JV Agreement to X-Change Corporation, Inc., a Nevada corporation (“X-Change Corporation”);

(C)                                      Dupetit wishes to amend and clarify compensation under the JV; and

(D)                                      The parties wish to clarify their voting rights under the JV Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSESthat for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Consulting Agreement as follows:

1.                                          Dupetit hereby consents to and affirms the assignment of all of Cannabis Science’s interests in the JV Agreement to X-Change Corporation.

2.                                          Cannabis Science and Dupetit hereby consent and affirm the amendments to Section 1.6, 1.7 and the addition of Section 1.8 of the JV Agreement as follows:

“1.6       The JV shall compensate Dupetit (individual) € 2.500 per month for acting as the head of operations for the JV to manage all day to day activities, research and development, production, and the marketing and sale of products under the JV.

1.7       Cannabis Science Inc. shall issue five million (5,000,000) Rule 144 restricted common shares to dupetit  Natural Products GmbH, or its assigns, as consideration for providing products under Appendix “A” to the JV.

1.8       The JV shall compensate dupetit Natural Products GmbH  € 2.500 per month for providing office space, utilities, internet and telephone services, mailing, in addition to bookkeeping and administrative services.”

3.                                          X-Change Corporation will be substituted for Cannabis Science in all aspects of the JV Agreement and their name shall be substituted throughout the agreement.

4.                                          Cannabis Science, Dupetit and X-Change Corporation acknowledge and agree that the voting rights per the agreement are equal to the profit sharing arrangement, that is, Cannabis Science, and now X-Change Corporation is entitled to 90% voting power and dupetit is entitled to 10% voting power.

5.                                   Cannabis Science, X-Change Corporation and dupetit expressly agree and acknowledge that all provisions of the JV Agreement except those amended by this Addendum shall remain unchanged and in full force and effect.

 IN WITNESS WHEREOF this Addendum has been executed and delivered by the parties on the 12th day of December, 2012.

SIGNED, SEALED AND DELIVERED BY

CANNABIS SCIENCE, INC.

Per:    Robert Melamede
          Robert Melamede, President

SIGNED, SEALED AND DELIVERED BY

dupetit Natural Products GmbH

Per:    Alfredo Dupetit
          Alfredo Dupetit, President